JayHawk Energy Inc. Announces the Acquisition of a 16 Mile Pipeline, Adjacent 6,500 Acres Including 34 Gas Wells, and Commences its Drilling Program on the Uniontown Project in Kansas

Tuesday April 1, 2008

BROOMFIELD, Colo.--(BUSINESS WIRE)--JayHawk Energy, Inc. (OTCBB: JYHW - News) (“JayHawk”) announces the commencement of its drilling program on the Uniontown Project, and the closing of the Purchase and Sale Agreement with Galaxy Energy Inc., a private company.

The closing of the acquisition completes the purchase of assets in the Crawford and Bourbon counties of Kansas, obtaining a 100% working interest in a sixteen (16) mile gas pipeline as well as the gas production within 6,500 acres of contiguous land adjacent to the pipeline, for a total of $2 million. The production consists of a modest 16BOEPD (100Mcf) of Coalbed Methane Gas from seven (7) connected wells out of thirty-four (34) wells. No debt has been assumed from the acquisition, which closed on Monday March 31, 2008, subject to terms and conditions of the Purchase and Sale Agreement.

“Our first step will be to dewater the seven (7) tied-in wells, and then connect the additional 27 wells on our way to maximizing production in this area,” stated Lindsay Gorrill, President and CEO of JayHawk Energy Inc.  “These assets combined with our Uniontown project provide over 4,100 drilling locations with a net interest of 100% to JayHawk Energy, significantly expanding our South Eastern sector asset base as a 'core area' with the acreage positions adjacent to each other, added Gorrill.

“We have also commenced our drilling program on the previously acquired Uniontown acreage, in which we expect to drill a maximum of four (4) wells per month with, and with weather permitting, tie-in all productive candidates.  We anticipate production of approximately 40 Mcf per well, and with increased gas prices, aim to be cash-flow positive on this project by December of this year, with up to 36 new wells, and up to 70 tied-in,” concluded Gorrill.

Cautionary Note to U.S. Investors -- The United States Securities and Exchange Commission permits oil and gas companies, in their filings with the SEC, to disclose only proved reserves that a company has demonstrated by actual production or conclusive formation tests to be economically and legally producible under existing economic and operating conditions. We use certain terms in this press release, such as probable, possible and potential, that the SEC’s guidelines strictly prohibit us from including in filings with the SEC. U.S. Examples of such disclosures would be statements regarding “probable,” “possible,” or “recoverable” reserves among others.

Management hopes these transactions will bring additional value to the shareholders of JayHawk Energy. There is no guarantee that the projects that JayHawk has recently acquired will increase the value of its shares of common stock, or that JayHawk will acquire rights to explore and operate any other such projects, or that in the event that it acquires rights to explore and operate other such projects, that these actions will be successful or increase the value of JayHawk’s common stock.

This press release may contain forward-looking information within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, and is subject to the safe harbor created by those sections. There are many factors that could cause our expectations and beliefs about our plans to acquire additional exploration or production properties, our plans to drill or our drilling results to fail to materialize: competition for new acquisitions, availability of capital, unfavorable geologic conditions, the complexity of coal bed methane exploration and production, and prevailing prices for natural gas and general regional economic conditions. JayHawk assumes no obligation to update the information contained in this press release.

Contact:
JayHawk Energy, Inc.
Lindsay Gorrill, President & CEO
Joseph Young, CFO
Telephone: 303-327-1571
Facsimile: 303-327-1574
Toll Free: 877-321-HAWK